Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX, Inc. Announces $20 Million Private Placement

San Mateo, Calif., July 22, 2011 – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, today announced that on July 21, 2011 it entered into a securities purchase agreement in connection with a private placement to a group of institutional accredited investors and, subject to standard closing conditions, is expected to receive approximately $20 million in gross proceeds from the sale of 11,749,552 shares of its common stock and the issuance of five-year warrants to purchase 5,874,782 additional shares of NGSX common stock at an exercise price of $1.65 per share. The purchase price per unit of shares and warrants (with one unit being comprised of one share of common stock and a warrant to purchase 0.5 shares of common stock) is $1.72, and is based on the $1.65 per share consolidated closing bid price of NGSX common stock on the NASDAQ Global Market on July 21, 2011.

Leerink Swann LLC served as the exclusive placement agent for the transaction. Roth Capital Partners and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS) acted as financial advisors to the Company for the transaction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. NeurogesX has agreed to file a registration statement with the Commission covering the resale of the shares of common stock, including shares of common stock issuable upon exercise of the warrants, sold in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and patient enrollment has been completed in a Phase 2 clinical trial of NGX-1998 in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding expectations regarding the submission of the supplemental new drug application for label expansion of Qutenza; the potential benefits of Qutenza and NGX-1998; expected proceeds and closing of the private placement; and the registration of any shares issued directly or indirectly in connection with the private placement. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in the submission of the sNDA for Qutenza; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; potential alternative therapies; and difficulties or delays in the private placement closing or the registration of the private placement shares with the Securities and Exchange Commission. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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